Hugoton Royalty Trust

HUGOTON ROYALTY TRUST DECLARES NO JUNE CASH DISTRIBUTION,

Dallas, Texas, Jun 20, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for June 2025 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $17,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee.

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in March.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (per Mcf)	Oil (per Bbl)

Current Month Distribution	719,000	16,000	$3.31	$61.82

Prior Month Distribution	640,000	14,000	$4.05	$65.70

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

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Mach Natural Resources (“Mach”) has advised the Trustee that it has deducted no development costs, production expense of $1,922,000 and overhead of $1,996,000 in determining the royalty calculation for the Trust for the current month.

The Trust has self-published this month’s press release on its website, www.hgt-hugoton.com, and the release has not been included in any wire distribution, which was the normal procedure for each monthly press release prior to April. The self-publication is due to conservation of the Trust’s cash reserves. The Trust will continue to furnish unitholders with information through its website and Form 8-K filings with the Securities and Exchange Commission.

Excess Costs

Hugoton Royalty Trust

Mach has advised the Trustee excess costs increased $164,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $2,031,000 including accrued interest of $177,000.

Mach has advised the Trustee that excess costs increased by $713,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $5,910,000, including accrued interest of $501,000.

Mach has advised the Trustee that excess costs increased by $406,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $9,171,000, including accrued interest of $685,000.

Development Costs

There were no new development costs booked in the current month, and Mach is reviewing the development budget for the Trust’s interests in conjunction with its overall development budget and will update the Trust when that review is completed.

New Auditor Appointed

On June 17, 2025, the Trustee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Trust’s new independent registered public accounting firm for the Trust’s fiscal year ending December 31, 2025. For more information regarding the appointment of Grant Thornton, please see the Trust’s June 17, 2025, Form 8-K filing on the Securities and Exchange Commission’s website, www.sec.gov.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839